Exhibit 10.1

February 21, 2022

Brett T. Ponton
c/o Terminix Global Holdings, Inc.

150 Peabody Place

Memphis, Tennessee  38103

Re:Retention Bonus Award

Dear Brett:

As you know, Terminix Global Holdings, Inc. (the “Company”) has entered into a merger agreement with Rentokil Initial,  PLC (“Rentokil”), under which the Company is contemplated to become a wholly owned subsidiary of Rentokil (such contemplated transaction, the “Merger”, and the date of the completion of the Merger  (the “Closing Date”).

Because your continued leadership is very important to the consummation of the Merger and integration of the Company with Rentokil, the Company is delighted to offer you a cash retention award to ensure the Company will have the benefit of your continued service.  Subject to your continued employment with the Company and its affiliates (including after the Merger,  Rentokil and its affiliates) through the twenty-four (24) month anniversary of the date of this letter agreement (the “Retention Date”), you will receive a lump sum bonus of $2,500,000 (the “Retention Bonus”); provided,  however, that: (a) if the Closing Date occurs prior to the Retention Date, payment of forty percent (40%) of the Retention Bonus (the “First Installment”) will be accelerated to and paid on the Closing Date; and (b) the remaining sixty percent (60%) of the Retention Bonus (the “Second Installment”) will be paid on the on the eighteen month anniversary of the date of this letter (or, if later, on the 90th day following the Closing Date).  Additionally,  if, on or after the Closing Date and before the Retention Date, your employment is terminated without Cause (defined below) by the Company (a “Qualifying Termination”), the Second Installment will be paid to you within five (5) business days following the date that the Release Conditions (defined below) are satisfied.  If the Second Installment becomes payable as a result of a Qualifying Termination and the timing of payment is such that it may occur in the year in which such termination occurs or in the immediately succeeding year, the Second Installment shall be made as promptly as practicable in the immediately succeeding year (for example, if the Closing Date is October 1, 2022 and you experience a Qualifying Termination as of December 15, 2022, you would receive the First Installment on or about October 1, 2022 and the Second Installment in early January 2023).  For the avoidance of doubt, if your employment is terminated for Cause by the Company or you resign for any reason prior to the Retention Date, you forfeit your right to any and all unpaid portions of the Retention Bonus. In addition, you shall not have the right to rely on Good Reason in connection with this letter agreement to trigger any payments hereunder.

For purposes of this letter agreement:

“Cause” shall have the same meaning as set forth in the Amended and Restated Terminix Global Holdings Inc. 2014 Omnibus Incentive Plan, as the same may be amended and restated from time to time (the “Plan”), with the determination thereof to be made by your immediate supervisor.

“Good Reason” means the definition of the same term set forth in the most recent Employee Restricted Stock Unit Agreement between the Company and you or in any future severance agreement between the Company and you.

“Release Conditions” means your execution (and non-revocation during any applicable revocation period), of a release of claims against the Company and its affiliates (which, after the Merger, will include Rentokil and its affiliates), within twenty-one (21) days following the Qualifying Termination, in substantially the same form as the Company’s standard form of release of claims used at such time.

The Retention Bonus will not count toward or be considered in determining payments or benefits due under any other plan, program, or agreement.  In addition, your employment is “at will”, and your employment with the Company and its affiliates may be terminated by either you or the Company or its affiliate (as applicable) at any time and for any reason.  All payments of the Retention Bonus are intended to be short-term deferred compensation within the meaning of Section 409A of the Internal Revenue Code, and each such payment constitutes a separate payment within the meaning of thereof.  All payments hereunder are subject to withholding for applicable income and payroll taxes or otherwise as required by law.    This letter agreement may not be amended or modified except by an agreement in writing signed by you and the Company. This letter agreement will be governed by, and construed in accordance with, the laws of Delaware without reference to conflict of law rules.

Please be mindful of the fact that the Company has made this Retention Bonus opportunity available to a select group of employees of the Company.  Please keep confidential the fact that you have received this letter agreement as well as the contents of this letter agreement, and understand that only the Company is entitled to make this letter agreement and the contents hereof public.

In consideration for receipt of this Retention Bonus opportunity, you hereby agree to be bound by, and reaffirm your obligations under, those certain restrictive covenants set forth in each of your currently outstanding equity incentive awards granted to you under the Plan.  In the event that the Merger does not occur and the merger agreement with Rentokil is terminated pursuant to the terms thereof, you will continue to be eligible to receive full payment of the Retention Bonus under this letter agreement on the Retention Date.

Please confirm your agreement to the foregoing by executing this letter agreement as indicated below and returning a copy of such executed letter agreement by mail to Terminix, c/o Pam deVeer - Human Resources, 150 Peabody Place, Memphis, Tennessee 38103 or via email at pam.deveer@terminix.com,  by February 23, 2022.

Sincerely,

By: ___/s/ Naren K. Gursahaney______________

      Name: Naren K. Gursahaney

      Title: Chairman of the Board

Acknowledged and Agreed this 21st day of February,  2022:

__/s/ Brett T. Ponton______________________________

Brett T. Ponton